As filed with the Securities and Exchange Commission on June 26, 2026

Registration No. 333-289962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	98-1034922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

401 East Jackson Street, Suite 3300

Tampa, FL 33602

(929) 274-7510

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abizer Gaslightwala

President and Chief Executive Officer

401 East Jackson Street, Suite 3300

Tampa, FL 33602

(929) 274-7510

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dov T. Schwell, Esq.

Schwell Wimpfheimer & Associates LLP

37 West 39th Street, Suite 505
New York, New York 10018

Tel: (646) 328-0850

Fax: (646) 360-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PROSPECTUS DATED JUNE 26, 2026

Akari Therapeutics, PLC

2,500,000 American Depositary Shares Representing 200,000,000,000 Ordinary Shares

This prospectus relates to the offer and sale from time to time of up to 2,500,000 American Depositary Shares (“ADSs”), each representing 80,000 ordinary shares, $0.000000005 nominal value per share (“Ordinary Shares”), by White Lion Capital LLC (“White Lion” or the “Selling Stockholder”).

The securities included in this prospectus consist of ADSs representing Ordinary Shares that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus and the date of the satisfaction of the conditions to the Selling Stockholder’s purchase obligations (the “Commencement Date”) as set forth in the Ordinary Share Purchase Agreement we entered into with White Lion on August 29, 2025 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Selling Stockholder has committed to purchase from us, at our direction, up to $25,000,000 of Ordinary Shares, which the Selling Stockholder will then deposit with the depositary for issuance of ADSs representing those Ordinary Shares, subject to the terms and conditions specified in the Purchase Agreement. The securities registered pursuant to the registration statement of which this prospectus forms a part also include ADSs representing Ordinary Shares that may be issued to White Lion under certain limited circumstances. In particular, the Purchase Agreement provides that, if we do not elect to request that White Lion purchase any Ordinary Shares under the facility during the 180-day period following the effective date of this registration statement, we will issue to White Lion, as consideration for its commitment to provide the facility, ADSs having a value of $75,000 based upon the lowest trading sale price of ADSs during the 10 Business Day period preceding and including the date which is 180 days after the effective date of this registration statement (the “Commitment ADSs”). We are registering for resale 6,361 Commitment ADSs (based on a price of $11.79 per ADS, the closing price of our ADSs on Nasdaq on June 23, 2026). See the section titled “The White Lion Transaction” for a description of the Purchase Agreement and the Commitment ADSs and the section titled “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any ADSs being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $25,000,000 in aggregate gross proceeds from sales of our Ordinary Shares to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The Selling Stockholder may sell or otherwise dispose of the ADSs representing Ordinary Shares described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of ADSs representing Ordinary Shares being registered pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses of registering under the Securities Act the offer and resale of the ADSs to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. However, we will not pay for underwriter discounts or commissions, clearing costs, or the document preparation fee as defined in the Purchase Agreement. See “Plan of Distribution”.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.” On June 25, 2026, the closing price of our ADSs was $9.52.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2026.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act. Under this prospectus, the Selling Stockholder may, from time to time, sell the ADSs representing Ordinary Shares described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the Selling Stockholder. We may also file a prospectus supplement to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. Neither we nor the Selling Stockholder has authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our ADSs representing Ordinary Shares are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Akari,” “we,” “our,” “ours,” and “us” refer to Akari Therapeutics, Plc.

Overview

We are an oncology company developing next-generation antibody-drug conjugates, or ADCs, designed around novel proprietary cancer-killing toxins, or payloads. We believe these novel payloads may have the potential to transform the efficacy and safety outcomes of ADCs as cancer therapies beyond options that are currently available or in development.

ADCs are a class of cancer therapies that combine the precision targeting of antibodies with payload toxins that attack cancer cells. To date, innovation in the field of ADC therapies has focused primarily on the development of novel antibodies linked to existing classes of payload toxins. For example, there is a range of approved ADCs with antibodies that target the Her2, Trop2, CD19, CD22, CD30, Nectin-4, Tissue Factor, and Folate Receptor alpha antibodies. But there is a surprising lack of diversity in the payload toxins to which those antibodies are linked, as all of these marketed products, and more than 90% of ADCs in late-stage clinical development of which we are aware, utilize payloads from just two standard classes: (1) microtubule inhibitors or (2) DNA-damaging agents such as topoisomerase I inhibitors.

Our differentiated ADC discovery and development platform, or our ADC Platform, enables us to generate a range of ADC product candidates that pair our novel payloads with biologically validated antibody targets prevalent in cancer tumors. Our lead payload, PH1, has demonstrated multiple modes of action in preclinical studies, including direct cytotoxicity and activation of the immune system through neoantigen formation. We believe that our focus on the development of ADCs that utilize our novel payloads may allow us to develop ADCs with benefits that include:

●	more effective cancer-killing properties, or cytotoxicity;

●	generation of greater numbers of neoepitopes than currently available ADCs, leading to activation of both B-cells and T-cells in the tumor microenvironment to generate an immune response that has the potential to continue to kill cancer cells in the tumor microenvironment and throughout the body;

●	ability to be used in combination with checkpoint inhibitors to potentially deliver synergistic efficacy results (more than additive);

●	sustained duration of response of tumor regression or elimination;

●	reduced tumor resistance; and

●	improved safety and tolerability relative to ADCs that are currently available.

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Our lead product candidate is AKTX-101, a preclinical stage Trop2-targeting ADC that combines PH1 with a proprietary antibody and linker construct designed to deliver the payload directly to tumor cells with minimal off-target effects. Trop-2 is expressed in a broad range of solid tumors, including lung, breast, bladder, gastric and pancreatic cancers. We are advancing AKTX-101 through IND-enabling studies with the goal of initiating a first-in-human Phase 1 clinical trial by mid-2027. In addition, we have expanded our PH1-based pipeline with AKTX-102, a CEACAM5-directed ADC program that combines a novel CEACAM5-targeting antibody construct with PH1, reflecting the scope of our research capabilities, and the potential of our PH1 payload to be designed into novel ADC candidates. and ADC design capabilities while we prioritize resources on the lead program.

Our activities since inception have consisted of performing research and development activities and raising capital.

We do not have any products available for commercial sale, and we have not generated any product revenue from our portfolio of product candidates or other sources. Our ability to generate revenue sufficient to achieve profitability, if ever, will depend on the successful development and eventual commercialization of our potential therapies, which we expect, if it ever occurs, will take a number of years. The research and development efforts require significant amounts of additional capital and adequate personnel infrastructure. There can be no assurance that our research and development activities will be successfully completed, or that our potential therapies will be commercially viable.

Recent Developments

Ratio Change

On March 31, 2026, we effected a change in the ratio of our ADSs to our Ordinary Shares, or the Ratio Change, adjusting the ratio from one (1) ADS representing two thousand (2,000) Ordinary Shares to one (1) ADS representing eighty thousand (80,000) Ordinary Shares. The Ratio Change resulted in a one-for-forty (1-for-40) reverse split of our issued and outstanding ADSs and had no effect on our Ordinary Shares.

Corporate Information

We were originally established as a private limited company under the laws of England and Wales on October 7, 2004, under the name Freshname No. 333 Limited. On January 19, 2005, we changed our name to Morria Biopharmaceuticals Limited and on February 3, 2005, we completed a reverse merger with Morria Biopharmaceuticals Inc., or Morria, a Delaware corporation, in which Morria became our wholly owned subsidiary and we re-registered as a non-traded public limited company under the laws of England and Wales. On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. On June 25, 2013, we changed our name to Celsus Therapeutics Plc and on October 13, 2013, Morria was renamed Celsus Therapeutics Inc. On September 18, 2015, we completed an acquisition of all of the capital stock of Volution Immuno Pharmaceuticals SA, or Volution, a private Swiss company, from RPC Pharma Limited, or RPC, Volution’s sole shareholder, in exchange for our Ordinary Shares, in accordance with the terms of a Share Exchange Agreement, dated as of July 10, 2015. In connection with the acquisition, our name was changed to Akari Therapeutics, Plc. As such, our affairs are governed by our Articles of Association and the English law.

Our principal office is located at 401 East Jackson Street, Suite 3300, Tampa, FL 33602, and our telephone number is (929) 274-7510. Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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The Offering

ADSs Offered by the Selling Stockholder	Up to 2,500,000 ADSs (representing 200,000,000,000 Ordinary Shares), consisting of: (i) 6,361 Commitment ADSs (representing 508,880,000 Ordinary Shares) (based on an assumed conversion price of $11.79 per ADS, the closing price of our ADSs on Nasdaq on June 23, 2026) that we may be obligated to issue to White Lion under certain circumstances in accordance with the Purchase Agreement; and up to 2,493,639 ADSs (representing 199,491,120,000 Ordinary Shares) we may issue and sell to White Lion from time to time, at our sole discretion, during the 36-month period commencing on the Commencement Date in accordance with the Purchase Agreement.

Selling Stockholder	White Lion Capital, LLC. See “Selling Stockholder” on page 25 of this prospectus.

ADSs and Ordinary Shares Outstanding Prior to This Offering

As of the date of this prospectus, there are 1,750,356 ADSs outstanding, each representing 80,000 Ordinary Shares. Additionally, there are 4,289,533 Ordinary Shares outstanding that are not represented by ADSs. In total, the outstanding Ordinary Shares, including those represented by ADSs, amount to 140,032,769,533 Ordinary Shares.

ADSs and Ordinary Shares Outstanding After This Offering	Assuming the sale of a total of 2,500,000 ADSs (representing 200,000,000,000 Ordinary Shares) to the Selling Stockholder under the Purchase Agreement, there will be 4,250,356 ADSs outstanding, each representing 80,000 Ordinary Shares, and 4,289,523 Ordinary Shares outstanding that are not represented by ADSs. In total, the outstanding Ordinary Shares, including those represented by ADSs, will amount to 340,032,769,533 Ordinary Shares. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to the Selling Stockholder under the Purchase Agreement after the date of this prospectus.

Use of Proceeds

We will not receive any of the proceeds from the resale of the ADSs representing Ordinary Shares by the Selling Stockholder. We will not receive any gross proceeds from the issuance of Commitment ADSs, which obligation is subject to conditions as set forth in the Purchase Agreement. We may receive up to $25.0 million of aggregate gross proceeds under the Purchase Agreement from any sales of ADSs representing Ordinary Shares we make to the Selling Stockholder pursuant to the Purchase Agreement, assuming that we sell the full amount of our ADSs representing Ordinary Shares that we have the right, but not the obligation to sell to the Selling Stockholder under the Purchase Agreement. Any proceeds that we receive from sales of ADSs representing Ordinary Shares to the Selling Stockholder under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Market for Our ADSs	Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.”

Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors,” commencing on page 6 of this prospectus, as well as all other information contained and incorporated by reference in this prospectus.

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As of June 26, 2026, the number of shares of ADSs and Ordinary Shares outstanding is based on 1,750,356 ADSs (representing 140,028,480,000 Ordinary Shares) and 4,289,533 Ordinary Shares that are not represented by ADSs, totaling 140,032,769,533 Ordinary Shares outstanding. This number excludes 6,361 Commitment ADSs, which are only issuable if we do not meet the $625,000 minimum purchase commitment, as specified in the Purchase Agreement, and also excludes:

●	250,313 ADSs (representing 20,025,040,000 Ordinary Shares) issuable upon the exercise of stock options outstanding as of June 26, 2026, at a weighted-average exercise price of $58.40 per ADS;

●	20,452 ADSs (representing 1,636,160,000 Ordinary Shares) issuable upon the issuance of restricted stock units outstanding as of June 26, 2026;

●	1,388,633 ADSs (representing 111,090,640,000 Ordinary Shares) issuable upon the exercise of pre-funded warrants outstanding as of June 26, 2026;

●	1,128,950 ADSs (representing 90,316,000,000 Ordinary Shares) issuable upon the exercise of warrants outstanding as of June 26, 2026, at a weighted-average exercise price of $105.62 per ADS;

●	9,300 ADSs (representing 744,000,000 Ordinary Shares) reserved for future issuance under our 2023 Equity Incentive Plan; and

●	22,901 ADSs (representing 1,832,118,000 Ordinary Shares) issuable upon the conversion of outstanding convertible notes.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants or any issuance of shares under outstanding restricted stock units, in each case as described above.

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RISK FACTORS

An investment in our ADSs involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our securities. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ADSs could decline and you could lose all or part of your investment in our ADSs.

Risks Related to this Offering

It is not possible to predict the actual number of ADSs representing Ordinary Shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Stockholder at any time throughout the term of the Purchase Agreement. It is anticipated that the Ordinary Shares to be sold to the Selling Stockholder under the Purchase Agreement will be sold over a period until 36 months from the date of the Purchase Agreement, at the latest. The number of ADSs ultimately offered for sale by the Selling Stockholder under this prospectus will be dependent upon the number of Ordinary Shares we elect to sell to the Selling Stockholder under the Purchase Agreement. The actual number of Ordinary Shares that are sold to the Selling Stockholder may depend based on a number of factors, including the market price of our ADSs during the sales period. Actual gross proceeds may be less than $25 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Stockholder will fluctuate during the sales period, we are not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

We are obligated under the Registration Rights Agreement to maintain the effectiveness of this registration statement, to file additional registration statements if necessary to cover additional ADSs, and to comply with certain blackout and suspension provisions as described herein. If it becomes necessary for us to issue and sell to White Lion ADSs representing Ordinary Shares in excess of the Exchange Cap (as defined in the Purchase Agreement) in order to receive aggregate gross proceeds equal to $25,000,000 under the Purchase Agreement, then for so long as the Exchange Cap continues to apply under applicable Nasdaq listing rule, we must first obtain shareholder approval to issue ADSs representing Ordinary Shares in excess of the Exchange Cap. Furthermore, if we elect to issue and sell to White Lion more than the 2,500,000 ADSs representing 200,000,000,000 Ordinary Shares that are registered for resale by White Lion under this registration statement, we are obligated under the Registration Rights Agreement to file with the SEC one or more additional registration statements covering such additional ADSs representing Ordinary Shares and to use our commercially reasonable efforts to cause such registration statements to be declared effective by the SEC before we may sell any such additional ADSs to White Lion.

Investors who buy ADSs representing Ordinary Shares in this offering at different times will likely pay different prices.

Investors who purchase ADSs representing Ordinary Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the White Lion Transaction, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of ADSs representing Ordinary Shares sold to White Lion. Similarly, may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to White Lion at prices lower than the prices they paid.

The issuance of ADSs representing Ordinary Shares to the Selling Stockholder may cause substantial dilution to our existing shareholders.

We are registering for resale by the Selling Stockholder up to 2,500,000 ADSs representing 200,000,000,000 Ordinary Shares. Sales of Ordinary Shares to the Selling Stockholder pursuant to the Purchase Agreement may result in substantial dilution to the interests of holders of our ADSs, since the effective purchase price per ADS that the Selling Stockholder pays will likely be below the trading price of our ADSs at the time. Such dilution could reduce the value of your investment in our ADSs.

The resale of ADSs representing Ordinary Shares by the Selling Stockholder, or anticipation of such resales, could cause the market price of our ADSs to decline.

After the Selling Stockholder has acquired ADSs under the Purchase Agreement, it may sell all, some, or none of those shares. The sale of a substantial number of ADSs by the Selling Stockholder, or the perception that such sales may occur, could cause the market price of our ADSs to decline. In addition, such sales may make it more difficult for us to raise additional equity capital on favorable terms, or at all, in the future.

We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Stockholder and may not use them effectively.

Our management will have broad discretion in the application of the proceeds we receive from the Selling Stockholder, if any, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from the Selling Stockholder, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our ADSs to decline. Pending their use, we may invest the proceeds from the Selling Stockholder in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements in this prospectus, other than statements of historical fact, are forward-looking statements.

These statements include, among other things, our cash resources and projected cash runway, financial position, business strategy, strategic alternatives, future operations, clinical trials (including, without limitation, the anticipated timing, enrollment, and results thereof), collaborations, intellectual property, potential revenues, projected costs, fundraising and/or financing plans, competition, regulatory filings and approvals for our current and future drug candidates, the benefits related to the Merger Agreement, and the plans and objectives of management.

Forward-looking statements are generally identified by words such as “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” “would,” “aim,” and similar expressions, although not all forward-looking statements contain these identifying words. The absence of these words does not mean that a statement is not forward-looking.

We cannot guarantee that we will actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on such statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors, many of which are beyond our control, that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by such forward-looking statements.

Important factors that could cause actual results to differ materially from those indicated or implied by forward-looking statements include those described under “Risk Factors” in this prospectus and in our filings with the SEC. Any forward-looking statements represent our views only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as required by law, we disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SUMMARY OF PRINCIPAL RISK FACTORS

Below is a summary of material risks that make an investment in our American Depositary Shares (“ADSs”) speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized below, as well as other risks and uncertainties that we face, can be found under “Risk Factors” in this prospectus.

●	We have a history of operating losses and cannot give assurance of future revenues or operating profits.

●	We will require substantial additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize any product candidates.

●	We have identified material weaknesses in our internal control over financial reporting.

●	We have not initiated clinical studies for any of the programs in our active pipeline or entered into any strategic partnerships regarding the continued development of our legacy pipeline assets. As a result, it may be years before we commercialize a product candidate, if ever.

●	If preclinical studies or clinical trials of our product candidates are prolonged or delayed, we may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates or any of our future product candidates on a timely basis or at all.

●	We may encounter substantial delays in the commencement, enrollment or completion of clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, which could prevent us from commercializing any product candidates we determine to develop on a timely basis, if at all.

●	Serious adverse events, undesirable side effects, or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our development programs, refusal by regulatory authorities to approve our product candidates, or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates, any of which would limit the commercial potential of such product candidates.

●	Our proprietary ADC platform is based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval, and we may not be successful in our efforts to expand our development portfolio of product candidates.

●	Interim, initial, or preliminary results from our preclinical testing or clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to additional audit, validation, and verification procedures that could result in material changes in the final data.

●	We or a future strategic partner may choose to, or may be required to, suspend, repeat, or terminate clinical trials of our assets if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive, or the trials are not well designed.

●	Our employees, independent contractors, principal investigators, contract research organizations, consultants, vendors, and collaboration partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards.

●	Our industry is highly competitive, and our product candidates may become obsolete.

●	If we are unable to establish sales, marketing, and distribution capabilities on our own or through collaborations with partners, we may not be successful in commercializing any approved drugs.

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●	Even if any of our current or future product candidates receive marketing approval, such product candidates may fail to achieve market acceptance by physicians, patients, third-party payors, or others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable.

●	Even if we are able to commercialize any product candidate, the third-party payor coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue.

●	Our future growth may depend, in part, on our ability to commercialize products in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

●	EU drug marketing and reimbursement regulations may materially affect our ability to market and receive coverage for our products in the EU Member States.

●	Our success depends in part on our ability to protect our intellectual property and proprietary technologies.

●	We rely on third parties to conduct, supervise, and monitor our preclinical studies and clinical trials, and to manufacture our product candidates, and if those third parties perform in an unsatisfactory manner it may harm our business.

●	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from geopolitical tensions or high inflation.

●	Our business is subject to risks associated with conducting business internationally.

●	Insiders own a significant amount of our outstanding shares, which could delay or prevent a change in corporate control or result in the entrenchment of management and/or our board of directors.

●	Future sales and issuances of our ordinary shares or ADSs, or rights to purchase ordinary shares or ADSs pursuant to our equity incentive plans, could result in additional dilution.

●	We have in the past, and may in the future, fail to meet the requirements for continued listing on Nasdaq, causing our ADSs to be delisted.

●	The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

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THE WHITE LION TRANSACTION

On August 29, 2025, the Company and White Lion entered into the Purchase Agreement and concurrently with the Purchase Agreement, the Company and White Lion entered into a Registration Rights Agreement (the “White Lion RRA”), pursuant to which we agreed to file with the SEC the registration statement of which this prospectus is a part to register for resale under the Securities Act the ADSs representing Ordinary Shares issuable under the Purchase Agreement. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $25,000,000 in aggregate gross purchase price (the “Commitment Amount”) of newly issued Ordinary Shares (the “Purchase Notice Shares”), which are anticipated to be exchanged for ADSs, subject to certain limitations and conditions set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined in this section shall have the meanings given to such terms by the Purchase Agreement and the White Lion RRA.

Pursuant to the Registration Rights Agreement, we agreed to file this registration statement within 30 calendar days after execution of the Purchase Agreement and to use commercially reasonable efforts to keep it effective for continuous resales under Rule 415 at then-prevailing market prices.

Subject to the satisfaction of certain customary conditions, including, without limitation, the effectiveness of this registration statement registering the shares issuable pursuant to the Purchase Agreement, the Company’s right to sell shares included in this prospectus to White Lion will commence on the effective date of the registration statement and extend until the earlier of (i) the date on which White Lion has purchased the full Commitment Amount, or (ii) 36 months from the date of the Purchase Agreement (the “Commitment Period”). During the Commitment Period, subject to the terms and conditions of the Purchase Agreement, the Company may deliver a Purchase Notice to White Lion to exercise its right to sell shares. The Purchase Notice may be for a VWAP purchase, Rapid Purchase Option 1, Rapid Purchase Option 2, or Rapid Purchase Option 3, each as described below.

The number of Purchase Notice Shares sold pursuant to any Purchase Notice may not exceed the lesser of (i) 70% of the Average Daily Trading Volume (as defined in the Purchase Agreement) for the ADSs traded on Nasdaq, or (ii) $2,000,000 (the “Investment Limit”) divided by the highest closing price of the ADSs over the most recent five Business Days immediately preceding receipt of the Purchase Notice by White Lion (the “Purchase Notice Date”). The Investment Limit may be increased at the sole discretion of White Lion. Additionally, the number of Purchase Notice Shares issued may not cause White Lion to exceed the Beneficial Ownership Limitation of 4.99% of the Company’s outstanding Ordinary Shares, which may be increased up to 9.99% at White Lion’s Discretion upon 61 days’ prior written notice to the Company.

Under a VWAP Purchase Notice mechanism, the purchase price to be paid by White Lion will equal 97% of the lowest daily volume-weighted average price (“VWAP”) of ADSs during a period of two consecutive Business Days beginning on and including the applicable VWAP Purchase Notice Date. Under a Rapid Purchase Option 1 Notice mechanism, the purchase price to be paid by White Lion will equal the lowest traded price of ADSs on the Rapid Purchase Option 1 Notice Date. Under a Rapid Purchase Option 2 Notice mechanism, the purchase price to be paid by White Lion will equal 97% of the lowest traded price of ADSs that occurs during the two hours following White Lion’s confirmed receipt of the notice on the Rapid Purchase Option 2 Notice Date. Under a Rapid Purchase Option 3 Notice mechanism, the purchase price to be paid by White Lion will equal the lower of (i) the opening price of ADSs on the Rapid Purchase Option 3 Notice Date, (ii) the closing price of ADSs on the Business Day immediately preceding the Rapid Purchase Option 3 Notice Date, or (iii) the VWAP on the Rapid Purchase Option 3 Notice Date. If the trading price of ADSs at the time of delivery is lower than the opening price, the price is discounted by 20%.

In the event we have not sold at least $625,000 of Purchase Notice Shares by the 180th day after the effective date of this prospectus (the “Commitment ADSs Determination Date”), we will be obligated to issue to White Lion a number of Commitment ADSs with a value equal to $75,000 divided by the lowest traded price of ADSs during the 10 Business Days preceding and including the Commitment ADSs Determination Date. These shares are fully earned upon execution of the Purchase Agreement and non-refunded, regardless of termination or issuance of Purchase Notices. The number of Commitment ADSs, if any, that we will be obligated to issue to White Lion following the Commitment ADSs Determination Date will equal 6,361 (based on an assumed conversion price of $11.79 per ADS, the closing price of our ADSs on Nasdaq on June 23, 2026).

We are also obligated to pay certain fees and expenses of White Lion under the Purchase Agreement and White Lion RRA.

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Under the applicable Nasdaq listing rules, in no event may we issue to White Lion under the Purchase Agreement more than the limit of 13,039,369,358 Ordinary Shares, representing 19.99% of the Ordinary Shares outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company first obtains shareholder approval to exceed the Exchange Cap in accordance with applicable Nasdaq listing rules, or (ii) at the time the Exchange Cap is reached and at all times thereafter, the average price paid for all Ordinary Shares issued under the Purchase Agreement is equal to or greater than $0.0004035 (the “Minimum Price”), which is the lower of (a) the Nasdaq Official Closing Price of the ADSs immediately preceding the Execution Date of the Purchase Agreement, adjusted to reflect the ADS Conversion Ratio of 80,000 Ordinary Shares to 1 ADS, or (b) the arithmetic average of the five Nasdaq Official Closing Prices for the ADSs immediately preceding the Execution Date, adjusted to reflect the ADS Conversion Ratio, as calculated in accordance with the rules of the Principal Market. In such case, the transaction contemplated by the Purchase Agreement would not be deemed “below market,”, such that the Exchange Cap limitation would no longer apply to issuances and sales of ADSs by the Company to White Lion under the Purchase Agreement under applicable Nasdaq listing rules.

The Company may terminate the Purchase Agreement at any time in the event of a material breach of the Agreement by the Selling Stockholder, which shall be effected by written notice being sent by the Company to White Lion, provided, however, that the Company shall have delivered the Commitment ADSs, if any, to White Lion prior to such termination. In addition, the Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period, (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Purchase Agreement), the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, or (iii) the delisting of the ADSs from the Nasdaq Capital Market.

The Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale of any ADSs representing Ordinary Shares by the Selling Stockholder offered under this prospectus, but we will bear all fees and expenses incident to our obligation to register the ADSs representing Ordinary Shares being offered for resale hereunder by the Selling Stockholder, excluding underwriter discounts or commissions, clearing costs, or the document preparation fee as defined in the Purchase Agreement.

We may receive up to $25.0 million in aggregate gross proceeds under the Purchase Agreement from sales of Ordinary Shares, which may be exchanged for ADSs, to the Selling Stockholder pursuant to the Purchase Agreement. We will not receive any gross proceeds from the issuance of Commitment ADSs, which are ADSs that may be issued as a non-cash obligation subject to conditions set forth in the Purchase Agreement. The net proceeds, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell Ordinary Shares to the Selling Stockholder after the date of this prospectus. Because we are not obligated to sell any Ordinary Shares under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes.

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Description of Share Capital and Articles of Association

General

Our securities include (a) our ordinary shares, nominal value $0.000000005 per share, and (b) our ADSs, each representing 80,000 ordinary shares. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on the Nasdaq Capital Market.

Our ADSs are listed on the Nasdaq Capital Market under the trading symbol “AKTX.”

The following is a description of certain of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Ordinary shares underlying the outstanding ADSs are held by Deutsche Bank Trust Company Americas, as depositary.

Issued Share Capital

The Company’s shareholders at the Company’s special general meeting on December 11, 2025, passed resolutions in respect of: (i) a general authorization of our directors for the purposes of section 551 of the Companies Act 2006 to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $3,000 until June 30, 2030 (unless otherwise renewed, varied or revoked by the Company in general meeting) and this resolution revokes and replaces all unexercised authorities previously granted to the directors to allot shares; and (ii) empowering our directors pursuant to section 570 of the Companies Act 2006 to allot equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act and any pre-emption rights in the Articles did not apply to such allotments for the same period.

As of June 26, 2026, the Company’s issued share capital was 140,032,769,533 with a nominal value of $0.000000005 per share.

Ordinary Shares

In accordance with the Articles, the following summarizes the rights of holders of, and attaching to, the Company’s ordinary shares:

●	each holder of the Company’s ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

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●	the holders of the Company’s ordinary shares shall be entitled to receive notice of, attend, speak and vote at the Company’s general meetings; and

●	holders of the Company’s ordinary shares are entitled to receive such dividends as are recommended by the directors and declared by the shareholders, to be justified by the distributable profits of the Company.

Articles of Association

A summary of certain key provisions of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles. For further information, please refer to the full version of the Articles filed as Exhibit 3.1 to the Annual Report on Form 10-K.

The Articles contain no specific restrictions on the Company’s purpose and therefore, by virtue of section 31(1) of the Companies Act 2006, the Company’s purpose is unrestricted.

The Articles contain, among other things, provisions to the following effect:

Share Capital

The Company’s share capital currently consists of ordinary shares. The board of directors of the Company (the “Board”) may, in accordance with section 551 of the Companies Act 2006, allot, grant options over, issue warrants to subscribe, offer or otherwise deal with or dispose of any shares of the Company to such persons, at such times and generally on such terms and conditions as they may determine, including issuing shares with such preferred or deferred rights as resolved by the Company in general meeting.

Voting

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Modification of Rights

Subject to the Statutes and the Articles, whenever the Company’s share capital is divided into different classes of shares, all or any of the special rights or privileges attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Dividends

The Company in general meeting may declare dividends in respect of the profits of the Company available for distribution. The Board may, subject to the provisions of the Companies Act 2006 and the Articles, from time to time, pay to the members such interim dividends as appear to the Board to be justified by the distributable profits of the Company.

Any dividend which has remained unclaimed for a period of twelve (12) years from the date on which such dividend becomes due for payment will, if the Board so resolve, be forfeited and cease to remain owing by the Company and will from then on belong to the Company absolutely. No dividend will bear interest as against the Company.

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Liquidation

If the Company is wound up, whether the liquidation is voluntary, under supervision or by the court, the liquidator may, with the authority of a special resolution, divide among the members (excluding any holding shares or treasury shares) in specie the whole or part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds. For those purposes the liquidator may set such value as he deems fair upon any one or more class or classes of property and may determine how such division will be effected as between the members or different classes of members. If any such division is carried out otherwise than in accordance with the existing rights of the members, every member will have the same right of dissent and other ancillary rights as if such resolution were a special resolution passed in accordance with section 110, Insolvency Act 1986. The liquidator may, with the same authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the same authority, thinks fit and the liquidation of the Company may be closed and the Company dissolved. No member will be compelled to accept any shares in respect of which there is a liability.

Transfer of Ordinary Shares in Certificated Form

Each shareholder may (subject to the terms of issue of the relevant shares) transfer any of his or her certificated shares by instrument of transfer in any usual form or in any other form as the Board may approve. The instrument must be executed by or on behalf of the transferor and (except in the case of a share which is fully paid up) by or on behalf of the transferee but need not be under seal.

Subject to applicable law, the Board may refuse to register a transfer or a certified share unless the instrument of transfer:

●	is in respect of only one class of shares;

●	is in favor of not more than four joint transferees;

●	is duly stamped (if required);

●	is in compliance with all applicable rules and regulations; and

●	is lodged at our registered office or such other place as the Board may decide accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognized person to whom no certificate was issued) and such other evidence (if any) as the Board may reasonably require to prove the title of the transferor and the due execution by him or her of the transfer or, if the transfer is executed by some other person on their behalf, the authority of that person to do so.

The Board may in its absolute discretion and without giving any reasons, refuse to register any transfer of a certificated share which is not fully paid, but this discretion may not be exercised in such a way as to prevent dealings in the shares from taking place on an open and proper basis.

Preemptive Rights

There are no rights of preemption under the Articles in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders have statutory preemptive rights with respect to new issuances of equity securities. As set out in the section “Issued Share Capital”, the shareholders have approved by resolution in general meeting or annual general meeting the disapplication of preemptive rights in connection with new issuances of equity securities up to certain authorized amounts.

Alteration of Share Capital

We may, in accordance with the Companies Act 2006, by ordinary resolution:

●	consolidate and divide all or any of our share capital into shares of larger nominal value than its existing shares;

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●	subdivide its shares, or any of them, into shares of smaller nominal value subject nevertheless to the Companies Act 2006 and all other statutes and secondary legislation for the time being in force relating to companies to the extent that they apply to us, or the Statutes, and reclassify them, and so that the resolution by which any share is subdivided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to new shares; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

We may from time to time by special resolution reduce our share capital, any redenomination reserve, capital redemption reserve or share premium account, and (if permitted by the Statutes) any other non-distributable reserves in any manner authorized by the Statutes and diminish the amount of our share capital by the amount of the shares so cancelled.

Board of Directors

Appointment of Directors

Our directors are categorized into three classes: Class A directors, appointed as director of the Company for a one-year term, Class B directors, appointed as director of the Company for a two-year term, and Class C directors, appointed as director of the Company for a three-year term (in each case subject to reappointment in accordance with the Articles). Unless otherwise determined by the Company in a general meeting, the number of directors is not subject to a maximum but must not be fewer than three directors. The chairman of the Board shall be elected by the shareholders at a general meeting.

We may from time to time by ordinary resolution increase or reduce the number of directors and may also determine in what rotation such increased or reduced number is to go out of office. We may, by ordinary resolution, appoint any person to be a director, either to fill a casual vacancy or as an additional director.

We and the Board, in general meetings, each have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an additional director, but so that the total number of directors does not at any time exceed the maximum number, if any, fixed by or in accordance with the Articles at any time. Subject to the provisions of the Statutes and of the Articles, any director so appointed by the directors holds office only until the conclusion of the next following annual general meeting and is eligible for reappointment at that meeting. Any director who retires under this regulation is not taken into account in determining the directors who are to retire by rotation at such meeting.

Each director shall retire at the next general meeting after the term of their office ends. A director retiring at a general meeting, if he or she is not re-appointed, retains office until the meeting appoints someone in their place or, if it does not do so, until the end of that meeting. Subject to the provisions of the Statutes, the directors to retire in every year include, so far as necessary to obtain the required number, any director who wishes to retire and not to offer himself or herself for re-election. Any further directors so to retire are those who have been longest in office since their last appointment or reappointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provisions of the Articles are not met, any further directors so to retire are those who have been longest in office since their last appointment or re-appointment but, as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board at the recommendation of the chairman of the Board. A retiring director is eligible for re-appointment, subject as set out in the Articles.

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Proceedings of Directors

Subject to the provisions of the Articles, the Board may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, at any time call a meeting of the directors.

The quorum necessary for the transaction of the business of the Board may be fixed by the directors and, unless so fixed at any other number, is a majority of the Board, to include (except in respect of any matter on which he is not eligible to vote) the chairman of the Board. A meeting of directors for the time being at which a quorum is present is competent to exercise all powers and discretions for the time being exercisable by the Board. Questions arising at any meeting are determined by a majority of votes. In case of an equality of votes, the chairman shall have a casting vote.

General Meetings

We must convene and hold annual general meetings once a year in accordance with the Companies Act 2006. Under the Companies Act 2006, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days. The notice is exclusive of the day on which it is served, or deemed to be served, and of the day for which it is given.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairperson of the meeting, which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, two persons entitled to vote at the meeting each being a member or a proxy for a member or a representative of a corporation which is a member, duly appointed as such in accordance with the Statutes, holding in the aggregate at least one-third (33 1/3 percent) of our outstanding share capital, shall constitute a quorum. If at any time we only have one member, such member in person, by proxy or if a corporation by its representative, shall constitute a quorum.

Borrowing Powers

Subject to the Articles and the Companies Act 2006, the Board may:

●	exercise all of the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part of it, and subject to the provisions of the Statutes, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or of any third party;

●	secure or provide for the payment of any money to be borrowed or raised by a mortgage of or charge upon all or any part of the undertaking or property of ours, both present and future, and upon any capital remaining unpaid upon our shares whether called up or not, or by any other security;

●	confer upon any mortgagees or persons in whom any debenture or security is vested such rights and powers as they think necessary or expedient;

●	vest any of our property in trustees for the purpose of securing any money so borrowed or raised and confer upon the trustees, or any receiver to be appointed by them, or by any debenture holder, such rights and powers as the Board may think necessary or expedient in relation to the undertaking or our property or its management or realization, or the making, receiving, or enforcing of calls upon the members in respect of unpaid capital, and otherwise;

●	make and issue debentures to trustees for the purpose of further security and we may remunerate any such trustees;

●	give security for the payment of any money payable by us in the same manner as for the payment of money borrowed or raised.

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Capitalization of Profits

The directors may, with the authority of an ordinary resolution of the Company:

●	resolve to capitalize any of our undivided profits (including profits standing to the credit of any reserve), whether or not they are available for distribution, or any sum standing to the credit of our share premium account, redenomination reserve or capital redemption reserve;

●	appropriate the profits or sum resolved to be capitalized to the members in proportion to the nominal amount of ordinary shares, whether or not fully paid, held by them respectively, and apply such profits or sum on their behalf, either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by such members respectively, or in paying up in full shares or debentures of ours of a nominal amount equal to such profits or sum, and allot and distribute such shares or debentures credited as fully paid up, to and amongst such members, or as they may direct, in due proportion, or partly in one way and partly in the other;

●	resolve that any shares allotted under this regulation to any member in respect of a holding by him or her of any partly paid ordinary shares will, so long as such ordinary shares remain partly paid, rank for dividends only to the extent that such partly paid ordinary shares rank for dividend;

●	make such provisions by the issue of fractional certificates or by payment in cash or otherwise as the Board think fit for the case of shares or debentures becoming distributable under this regulation in fractions; and

●	authorize any person to enter on behalf of all the members concerned into an agreement with us providing for the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled upon such capitalization and any agreement made under such authority being effective and binding on all such members.

Uncertificated Shares

Under and subject to the Uncertificated Securities Regulations 2001 (SI 2001/3755), or the Uncertificated Securities Regulations, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the Uncertificated Securities Regulations, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

●	In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of the Articles shall apply or have effect to the extent that it is inconsistent in any respect with:

◌	the holding of shares of that class in uncertificated form;

◌	the transfer of title to shares of that class by means of a relevant system; or

◌	any provision of the Uncertificated Securities Regulations; and, without prejudice to the generality of this article, no provision of the Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the operator so long as that is permitted or required by the Uncertificated Securities Regulations, of an operator register of securities in respect of that class of shares in uncertificated form.

Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Regulations.

If, under the Articles or the Statutes, we are entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to the Articles and the Statute, such entitlement shall include the right of the Board to: (i) require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the Board requires; (ii) appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and (iii) take such other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form but a class of shares shall not be treated as two classes simply because some shares of that class are held in certificated form and others in uncertificated form.

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Description of American Depositary Shares

Stock Exchange Listing

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015.

American Depositary Shares

Deutsche Bank Trust Company Americas, as our depositary, registers and delivers the ADSs. Each ADS represents ownership of 80,000 ordinary shares deposited with Deutsche Bank AG, London Branch with its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K., as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property, which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as shareholders and accordingly, ADS holders, do not have shareholder rights. English law governs shareholder rights. The depositary or its custodian is the holder of the ordinary shares underlying the ADSs. A holder of ADSs only has ADS holder rights. A deposit agreement among us, the depositary and the ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.

Holding the ADSs

Each holder of ADSs may hold their ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (b) by holding ADSs in the DRS, or (2) indirectly through each holder’s broker or other financial institution. If one holds ADSs directly, then they are an ADS holder. The description set forth herein assumes that each holder holds their ADSs directly. If a holder holds the ADSs indirectly, they must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section. Each holder of ADSs should consult with their broker or financial institution to find out what those procedures are.

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Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs receives these distributions in proportion to the number of ordinary shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary converts any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary holds the foreign currency it cannot convert for the account of the ADS holders who have not been paid. The depositary does not invest the foreign currency and is not liable for any interest.

●	Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary only distributes whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

●	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary allows rights that are not distributed or sold to lapse. In that case, ADS holders receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. The depositary only exercises rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if an ADS holder or its broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

As an ADS holder, you may instruct the depositary how to vote the deposited shares your ADSs represent. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

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If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

Fees and Expenses

As a holder of ADSs, you will be required to pay the following fees to the depositary under the terms of the deposit agreement:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued

Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held

Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held

Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held

Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales	An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

Payment of Taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

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Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until thirty (30) days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by virtue of continuing to hold your ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

●	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf, as an ADS holder, or on behalf of any other party;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

●	disclaim any liability for any indirect, special, punitive or consequential damages.

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The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, as an ADS holder, or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

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In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, White Lion, of up to 2,500,000 ADSs (representing 200,000,000,000 Ordinary Shares), consisting of: (i) 6,361 Commitment ADSs (based on an assumed conversion price of $11.79 per ADS, the closing price of our ADSs on Nasdaq on June 23, 2026) that we may be obligated to issue to White Lion under certain circumstances pursuant to the Purchase Agreement and (ii) up to 2,493,639 ADSs (representing 199,491,120,000 Ordinary Shares) that we have reserved for issuance and sale to White Lion under the Purchase Agreement from time to time from and after the Commencement Date, if and when we determine to sell ADSs representing Ordinary Shares to White Lion under the Purchase Agreement.

We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with White Lion on August 29, 2025 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to resales by White Lion of the ADSs representing Ordinary Shares that may be issued to White Lion under the Purchase Agreement. The selling stockholder may sell some, all or none of the ADSs representing Ordinary Shares included in this prospectus. We do not know how long the selling stockholder will hold the ADSs representing Ordinary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the ADSs representing Ordinary Shares. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of ADSs representing Ordinary Shares by the selling stockholder as of June 26, 2026. The percentages of shares owned before and after the offering are based on 1,750,356 ADSs outstanding as of June 26, 2026. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their ADSs. The inclusion of any ADSs in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the ADSs being offered for resale by the Selling Stockholder, we are referring to the ADSs that may be issued and sold by us to White Lion pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholder	Number of ADSs Owned Prior to Offering(2)		Maximum Number of ADSs to be Offered Pursuant to this Prospectus(3)	Number of ADSs Owned After Offering(4)
	Number	Percent		Number	Percent
White Lion Capital, LLC(1)	0	0%	2,500,000	2,500,000	58.8%

(1)	The business address of White Lion Capital, LLC (“WLC”), is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. WLC’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of WLC. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by WLC and, indirectly, by WLC. We have been advised that WLC is not a member of the Financial Industry Regulatory Authority or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by WLC and, indirectly, by WLC.

(2)	As of June 26, 2026, White Lion Capital, LLC does not currently own any ADSs.

(3)	Although the Purchase Agreement provides that we may sell up to $25,000,000 of our ADSs to White Lion, we are only registering 2,500,000 ADSs for resale under this prospectus, including the (i) 6,361 Commitment ADSs (based on an assumed conversion price of $11.79 per ADS, the closing price of our ADSs on Nasdaq on June 23, 2026) that we may be obligated to issue to White Lion under certain circumstances pursuant to the Purchase Agreement, for which we would receive no cash proceeds and (ii) 2,293,639 ADSs that we may issue and sell to White Lion for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period commencing on the Commencement Date. Depending on the price per share at which we sell our ADSs representing Ordinary Shares to White Lion pursuant to the Purchase Agreement, we may need to sell to White Lion under the Purchase Agreement more ADSs representing Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $25,000,000 available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by White Lion is dependent upon the number of shares we sell to White Lion under the Purchase Agreement.

(4)	Assumes the sale of all ADSs representing Ordinary Shares registered for resale by the selling stockholder pursuant to the registration statement that includes this prospectus, although the selling stockholder is under no obligation known to us to sell any securities at any particular time.

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PLAN OF DISTRIBUTION

The ADSs representing Ordinary Shares offered by this prospectus are being offered by the Selling Stockholder, White Lion. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our ADSs representing Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the ADSs;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the ADSs representing Ordinary Shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the ADSs representing Ordinary Shares offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our ADSs representing Ordinary Shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer will receive commissions from White Lion that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the ADSs representing Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of ADSs representing Ordinary Shares sold by White Lion through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of ADSs representing Ordinary Shares sold by White Lion may be less than or in excess of customary commissions. Neither we nor White Lion can presently estimate the amount of compensation that any agent will receive from any purchasers of ADSs representing Ordinary Shares sold by White Lion.

We know of no existing arrangements between White Lion or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our ADSs representing Ordinary Shares offered by this prospectus.

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We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus is a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our ADSs representing Ordinary Shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our ADSs representing Ordinary Shares by the selling stockholder, any compensation paid by White Lion to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our ADSs representing Ordinary Shares included in this prospectus White Lion. We estimate that the total expenses for the offering will be approximately $101,000.

We have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of ADSs representing Ordinary Shares offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

White Lion has represented to us that at no time prior to entering into the Purchase Agreement has White Lion or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our ADSs or any hedging transaction, which establishes a net short position with respect to our ADSs. White Lion agreed that during the term of the Purchase Agreement, it, its agents, representatives and affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised White Lion that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all ADSs representing Ordinary Shares offered by this prospectus have been sold by White Lion.

Our ADSs are currently listed on The Nasdaq Capital Market under the symbol “AKTX”.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Asserson Law Offices LLP.

EXPERTS

The consolidated financial statements of Akari Therapeutics, Plc (the Company) as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 19, 2026;

●	our Current Reports on Form 8-K, filed with the SEC May 22, 2026, March 17, 2026 and March 2, 2026; and

●	the description of our ordinary shares contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, and any amendment or report filed with the SEC for the purposes of updating the description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

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Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Akari Therapeutics, Plc, 401 East Jackson Street, Suite 3300, Tampa, FL 33602, Attention: Abizer Gaslightwala.

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated into this prospectus and does not form a part hereof (other than those filings with the SEC that we specifically incorporate by reference into the prospectus or any supplement to this prospectus).

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Akari Therapeutics, PLC

2,500,000 American Depositary Shares Representing 200,000,000,000 Ordinary Shares

PROSPECTUS

    , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount to be paid
SEC registration fee	$4,000
Accounting fees and expenses	$34,000
Legal fees and expenses	$64,000
Miscellaneous fees and expenses	$1,000
Total	$101,000

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 14.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Within the past three years, we sold the securities described below, which were not registered under the Securities Act, pursuant to the exemption provided by Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder.

II-1

September 2023 Private Placement

On October 6, 2023, we closed a private placement (the “September 2023 Private Placement”) with certain investors, including Dr. Ray Prudo, our director and former Chairman, and Ms. Rachelle Jacques, our former President and CEO, issuing an aggregate of 551,816 ADSs at $3.30 per ADS, and Pre-Funded Warrants to purchase up to 48,387 ADSs at a purchase price per Pre-Funded Warrant of $3.10, for aggregate gross proceeds of approximately $2.0 million. The Pre-Funded Warrants are exercisable at an exercise price of $0.20 per ADS and will not expire until exercised in full. In connection with this offering, we agreed to issue to Paulson Investment Company, LLC (“Paulson”), as placement agent for the September 2023 Private Placement, warrants to purchase 42,550 ADSs at an exercise price of $4.13 per ADS (representing 125% of the price per ADS in the September 2023 Private Placement) and a term expiring on September 22, 2028. Net proceeds, after deducting placement agent fees and other expenses, were approximately $1.7 million.

December 2023 Private Placement

In December 2023, we closed a private placement with certain investors, including Dr. Ray Prudo, our former Chairman, and Dr. Samir Patel, our director, issuing an aggregate of 947,868 ADSs at $2.11 per ADS, for aggregate gross proceeds of approximately $2.0 million. Net proceeds, after deducting placement agent fees and other expenses, were approximately $1.8 million.

November 2024 Private Placement

In November 2024, we closed a private placement (the “November 2024 Private Placement”) with certain investors, including Dr. Ray Prudo and Dr. Samir Patel, issuing an aggregate of 1,713,402 ADSs, and Series D Warrants (the “Series D Warrants”) to purchase up to 1,713,402 ADSs, at a per unit price of $2.26 for aggregate gross proceeds of $3.2 million. The Series D Warrants are exercisable immediately, have terms ranging from December 2, 2027 to June 2, 2028, and include cashless exercise provisions in limited circumstances.

We incurred a total of $204,000 in placement agent fees with Paulson, and in April 2025, issued 408,000,000 ordinary shares to Paulson in lieu of $204,000 in cash payment. Net proceeds, after deducting placement agent fees and other expenses, were approximately $2.8 million.

March 2025 Private Placement

On March 2, 2025, we entered into a securities purchase agreement (the “March 2025 Purchase Agreement”) for a private placement (the “March 2025 Offering”), pursuant to which we issued an aggregate of (i) 4,987,626 ADSs, (ii) 1,650,000 Pre-Funded Warrants (iii) 8,340,436 Series A Warrants and (iv) 6,637,626 Series B Warrants. The initial closing took place on March 6, 2025, and the final closing took place on April 25, 2025.

The net proceeds from the March 2025 Offering, after deducting placement agent fees and other offering expenses payable by us, were approximately $5.6 million.

August 2025 Note Offering

On August 7, 2025, we entered into Note Purchase Agreements with certain investors, including our directors (the “Note Investors”), in a private placement offering (the “Note Offering”). Pursuant to these agreements, the Note Investors agreed to purchase, and we agreed to issue unsecured promissory notes with a 20% original issuance discount (each a “August 2025 Note” and together, the “August 2025 Notes”). In connection with the Note Offering, we agreed to extend the expiration date of Series A Warrants by 48 months from their original date of expiration through Warrant Amendment Agreements.

We issued August 2025 Notes with an aggregate purchase price of $3,011,000 and an aggregate principal amount of $3,763,750, which includes a note exchange with the Company’s Chairman, Dr. Hoyoung Huh, as outlined below. The August 2025 Notes have maturity dates ranging from August 15, 2026, through September 26, 2026, depending on the issuance date, at which time the principal amount is due and payable. The Company also entered into Warrant Amendment Agreements with the recipients of such August 2025 Notes, which extended the expiration date of the Series A Warrants to purchase an aggregate of 6,864,483 ADSs held by such investors from 2026 to 2030.

As part of the first tranche, Dr. Hoyoung Huh, the Company’s Chairman, purchased an August 2025 Note with a principal amount of $1,250,000 for a purchase price of $1,000,000. The purchase price was satisfied through a cash payment of $162,567 and the cancellation of $837,433 in outstanding principal and accrued interest under a senior secured promissory note previously issued to him by our wholly owned subsidiary, Peak Bio Inc., in January 2024 (the “Peak Bio Note”). On August 7, 2025, we entered into a Loan Cancellation and Exchange Agreement, whereby the Peak Bio Note was cancelled and extinguished to partially satisfy the purchase price of the August 2025 Note purchased by Dr. Huh.

We paid an advisory fee of $75,000 to Paulson in connection with the August 2025 Notes Offering.

On December 16, 2025, we entered into privately negotiated note cancellation and exchange agreements with the holders of the August 2025 Notes, to exchange approximately $4 million principal amount of the August 2025 Notes for (i) Pre-Funded Warrants to purchase up to an aggregate of 9,502,703 ADSs, at a price of $0.4041 per Note Exchange Pre-Funded Warrant and (ii) unregistered Note Exchange Warrants to purchase up to an aggregate of 9,502,703 ADSs. The transaction closed on December 17, 2025.

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October 2025 Offering

On October 14, 2025, we entered into a securities purchase agreement with certain institutional investors providing for the issuance and sale, in a registered direct offering, of 3,125,000 ADSs. The ADSs have been offered and sold together with Series E warrants to purchase up to 3,125,000 ADS and Series F Warrants to purchase up to 3,125,000 ADS. The closing took place on October 16, 2025. In connection with the October 2025 Offering, we agreed to issue to Ladenburg Thalmann & Co. Inc., as the placement agent for the October 2025 Offering, warrants to purchase up to 125,000 ADSs at an exercise price of $1.00 per ADS and a term expiring on October 14, 2030.

The aggregate gross proceeds from the October 2025 Offering were approximately $2.5 million, excluding any proceeds from any future exercises of the Series E Warrants and Series F Warrants.

December 2025 Offering

On December 16, 2025, we entered into a securities purchase agreement with certain institutional investors providing for the issuance and sale, in a registered direct offering (the “Registered Direct Offering”), of 10,043,774 ADSs. The ADSs have been offered and sold together with Series G Warrants to purchase up to an aggregate of 10,043,774 ADSs, which were issued in a concurrent private placement. The combined purchase price per ADS and accompanying Series G Warrant sold in the Registered Direct Offering is $0.3883.

In a concurrent private placement, pursuant to a securities purchase agreement dated as of December 16, 2025, the Company agreed to issue to certain directors and officers of the Company (i) unregistered Pre-Funded Warrants to purchase an aggregate of 2,563,713 ADSs at an exercise price per ADS of $0.00001, and (ii) accompanying Series G Warrants to purchase an aggregate of 2,563,713 ADSs, at a combined purchase price of $0.4041 per Pre-Funded Warrant and Series G Warrant.

The aggregate gross proceeds from the December 2025 Offering were approximately $5 million, excluding any proceeds from any future exercises of the Series G Warrants.

May 2026 Offering

On May 20, 2026, we entered into a securities purchase agreement (the “May 2026 Purchase Agreement”) for a private placement (the “March 2026 Offering”), pursuant to which we agreed to issue an aggregate of (i) 264,099 unregistered ADSs, (ii) 1,206,489 Pre-Funded Warrants (iii) Series H Warrants to purchase 1,470,588 ADSs, (iv) Series I Warrants to purchase 1,470,588 ADSs and (v) Series J Warrants to purchase 1,470,588 ADSs.

The Units consist of one ADS or Pre-Funded Warrant plus a Series H Warrant to purchase one ADS, a Series I Warrant to purchase one ADS and a Series J Warrant to purchase one ADS (Series H Warrants, Series I Warrants and Series J Warrants, together, the “Series Warrants”). The purchase price per Unit for investors purchasing ADSs and accompanying Series Warrants is equal to $3.74 (the “ADS Unit Purchase Price”). The purchase price per Pre-Funded Warrant and accompanying Series Warrants is equal to $3.739 (which represents the ADS Unit Purchase Price minus the $0.001 exercise price for such Pre-Funded Warrant) (the “Pre-Funded Unit Purchase Price”).

The Company paid Paulson Investment Company, LLC (“Paulson”) (the “Placement Agent”) a cash fee equal to 2% of the aggregate purchase price for the Units sold in the Offering and agreed to issue 117,647 ADSs (equal to 8% of the total number of ADS issued in the Offering, including any of the ADSs issuable upon exercise of the Pre-Funded Warrants) to the Placement Agent (the “Placement Agent ADSs”).

The gross proceeds from the Offering, excluding the proceeds to be received upon exercise of the Pre-Funded Warrants, are expected to be approximately $5.5 million before deducting approximately $125,000 representing the fees and expenses of the placement agent payable by the Company. The initial closing took place on May 27, 2026, and the final closing took place on June 26, 2026.

The securities described above were offered and sold pursuant to the exemption from the registration provided by Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.

II-3

Exhibit Index

Exhibit No.	Description
3.1	Amended Articles of Association of Akari Therapeutics, Plc (incorporated by reference to the Exhibit 3.1 to Registrant’s Current Report on Form 6-K, as filed with the SEC on July 7, 2023).
4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit 99.(A) previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).
4.2	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013).
4.3	Form of American Depositary Receipt; the Form is Exhibit A of Amendment No. 1 to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).
4.4	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).
4.5	Form of Amendment No. 3 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on August 17, 2023).
4.6	Form of American Depositary Receipt; the Form is Exhibit A of Amendment No. 2 to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).
4.7	Form of Series D Warrant issued by Akari Therapeutics, Plc in connection with the November Private Placement (incorporated by reference to Exhibit 4.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on November 14, 2024).
4.8	Form of Pre-Funded Warrant issued by Akari Therapeutics, Plc in connection with the March Private Placement (incorporated by reference to Exhibit 4.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).
4.9	Form of Series A Warrant issued by Akari Therapeutics, Plc in connection with the March Private Placement (incorporated by reference to Exhibit 4.2 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).
4.10	Form of Series B Warrant issued by Akari Therapeutics, Plc in connection with the March Private Placement (incorporated by reference to Exhibit 4.3 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).
5.1*	Opinion of Asserson Law Offices LLP as to the legality of the ADSs being registered.
10.1	Form of Securities Purchase Agreement dated as of November 13, 2024 between Akari Therapeutics, Plc and the purchasers party thereto (incorporated by reference to Exhibit 10.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on November 14, 2024).
10.2	Form of Securities Purchase Agreement dated as of March 2, 2025 between Akari Therapeutics, Plc and the purchasers party thereto (incorporated by reference to Exhibit 10.1 previously filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on March 3, 2025).
10.3+	Ordinary Share Purchase Agreement, dated as of August 29, 2025 between Akari Therapeutics, PLC and White Lion Capital, LLC
10.4+	Registration Rights Agreement, dated as of August 29, 2025 between Akari Therapeutics, PLC and White Lion Capital, LLC
23.1*	Consent of BDO USA, P.C.
23.3*	Consent of Asserson Law Offices LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)
107+	Filing Fee Table

* Filed herewith.

+ Previously filed.

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Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on this 26th day of June, 2026.

AKARI THERAPEUTICS, PLC

By:	/s/ Abizer Gaslightwala
Name:	Abizer Gaslightwala
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

*	President, Chief Executive Officer and Director	June 26, 2026
Abizer Gaslightwala	(principal executive officer)

/s/ Kameel Farag	Interim Chief Financial Officer	June 26, 2026
Kameel Farag	(principal financial and accounting officer)

*	Chairman	June 26, 2026
Hoyoung Huh, M.D., Ph.D.

*	Director	June 26, 2026
Ray Prudo, M.D.

*	Director	June 26, 2026
Samir R. Patel, M.D.

*	Director	June 26, 2026
James Neal

*	Director	June 26, 2026
Sandip I. Patel

*	Director	June 26, 2026
Robert Bazemore

*By:	/s/ Abizer Gaslightwala
Abizer Gaslightwala
Attorney-in-Fact

II-6